As Filed with the Securities and Exchange Commission on April 1, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

MISSOURI	43-1641533
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

eXI Wireless, Inc. 2000 Share Option Plan, as amended and eXI Technologies Inc. 1996 Stock Option Plan
(Full title of plans)

Scott R. Silverman
Chief Executive Officer
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Phone: (561) 805-8000
Fax: (561) 805-8001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
Harvey Goldman, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131-5441
Phone: (305) 789-7506
Fax: (305) 349-2238

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	249,985 shares	$3.55	$887,447	$112.44

(1)
This registration statement registers an aggregate of 249,985 shares of Applied Digital Solutions, Inc.’s (the “Registrant”) common stock issuable upon the exercise of the options currently outstanding under the above named plans. The stock option grants were issued to various employees and directors of eXI Wireless, Inc. under the above named plans (the “eXI Plans”).

(2)
Pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on March 31, 2005, as reported on the Nasdaq SmallCap Market.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of Registrant's common stock may be issued or issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, this registration statement is hereby deemed to cover all of such additional shares of common stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Applied Digital Solutions, Inc., a Missouri corporation (the “Registrant”) in connection with the business combination of eXI Wireless, Inc., a corporation organized and existing under the laws of Canada (“eXI”), with the Registrant pursuant to the Acquisition Agreement and Plan of Arrangement dated as of January 25, 2005, as amended on March 11, 2005 (the “Plan of Arrangement” or “Transaction”), by and among the Registrant and eXI. The Plan of Arrangement petition was submitted to the Supreme Court of British Columbia on February 10, 2005. On March 14, 2005, the shareholders of eXI approved the transaction. On March 18, 2005, the Supreme Court of British Columbia issued an order approving the Plan of Arrangement and on March 18, 2005, granted the Final Order. On March 31, 2005, the Transaction closed. The Articles of Arrangement were filed on March 31, 2005 with the Director. The Certificate of Arrangement was issued by the Director on March 31, 2005. Under the terms of the Transaction, among other things, eXI became a wholly owned subsidiary of the Registrant pursuant to a share exchange as provided in the Plan of Arrangement, and each option to purchase shares of eXI common stock that was outstanding at the effective time of the Transaction was assumed by the Registrant and now represents an option to purchase the Registrant’s common stock in accordance with the option’s terms (subject to the appropriate adjustment of the exercise price and the number of shares underlying the option based upon the exchange ratio used in the transaction of .33009), and will otherwise remain subject to the same terms and conditions set forth in the eXI Plans. This Registration Statement on Form S-8 registers shares of the Registrant's common stock that may be issued upon exercise of the eXI stock options that were assumed by the Registrant in the Transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference in this registration statement:

a)	The Registrant’s Annual Report on Form 10-K filed with the Commission on March 9, 2005;

b)
The Registrant’s Current Report on Form 8-K filed with the Commission on March 10, 2005 and all other reports, if any, filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2004; and

c)
The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on May 5, 1995 under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purposes of updating the description of the common stock.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, in an amendment hereto, or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant’s request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant has entered into an indemnification agreement with each officer and director of the Registrant (an “Indemnitee”), which provides for the indemnification described herein. The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while in their official capacities.

There is no litigation and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibit No.	Description
4.1
Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on August 26, 2003 (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-108338) filed with the Commission on August 28, 2003)

4.2
Amendment of Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on March 19, 2004 (incorporated by reference to Exhibit 3.14 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2004)

4.3
Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 14, 2003)

4.4	eXI Wireless, Inc. Amended 2000 Share Option Plan*
4.5	eXI Technologies Inc. 1996 Stock Option Plan*
5.1	Opinion of Holland & Knight LLP*
23.1	Consent of Eisner LLP*
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
*Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on March 31, 2005.

APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ SCOTT R. SILVERMAN
Scott R. Silverman
Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned constitutes and appoints Evan C. McKeown as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Registration Statement on Form S-8 with respect to the common stock to be issued under the plans described herein and any and all amendments thereto (including post-effective amendments) or certificates that may be required in connection with such registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary or advisable in connection therewith, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott R. Silverman (Scott R. Silverman)	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 31, 2005

/s/ Kevin H. McLaughlin (Kevin H. McLaughlin)	President and Chief Operating Officer	March 31, 2005

/s/ Evan C. McKeown (Evan C. McKeown)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 31, 2005

/s/ Lorraine M. Breece (Lorraine M. Breece)	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 31, 2005

/s/ J. Michael Norris (J. Michael Norris)	Director	March 31, 2005

/s/ Daniel E. Penni (Daniel E. Penni)	Director	March 31, 2005

/s/ Dennis G. Rawan (Dennis G. Rawan)	Director	March 31, 2005

/s/ Constance K. Weaver (Constance K. Weaver)	Director	March 31, 2005

/s/ Michael S. Zarriello (Michael S. Zarriello)	Director	March 29, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1
Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on August 26, 2003 (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-108338) filed with the Commission on August 28, 2003)

4.2
Amendment of Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on March 19, 2004 (incorporated by reference to Exhibit 3.14 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2004)

4.3
Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 14, 2003)

4.4	eXI Wireless, Inc. 2000 Amended Share Option Plan*
4.5	eXI Technologies Inc. 1996 Stock Option Plan*
5.1	Opinion of Holland & Knight LLP*
23.1	Consent of Eisner LLP*
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
*Filed herewith